Exhibit 99.1
For Immediate Release
Date: April 25, 2008

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
CORRECTING and REPLACING Legacy Bancorp, Inc.
Reports Results for Quarter Ended March 31, 2008
Friday April 25, 11:54 am ET
PITTSFIELD, Mass.—(BUSINESS WIRE)—First paragraph, last sentence should read: The total shares outstanding resulted in a book value per share and tangible book value per share of $14.41 and $13.01, respectively, at March 31, 2008 (sted $13.49 and 12.49). This correction also applies to the March 31, 2008 book value per share and tangible book value per share data as shown in the financial highlights table of the press release.
The corrected release reads:
Legacy Bancorp, Inc. Reports Results for Quarter Ended March 31, 2008
PITTSFIELD, MASSACHUSETTS (April 24, 2008): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported net income of $417,000, or $0.05 per diluted share for the quarter ended March 31, 2008, which represents a decrease of $85,000, or 16.9% from net income of $502,000 in the first quarter of 2007. The decrease was primarily the result of higher non-interest expenses, as well as an impairment charge related to the writedown of the value of certain government-sponsored enterprise preferred stock. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.41 and $13.01, respectively, at March 31, 2008.
J. Williar Dunlaevy, Chief Executive Officer, commented “While an impairment writedown resulted in an overall net earnings decline, we are pleased with the 17% increase in core earnings over the first quarter of 2007. This was driven by the efficiency initiatives we took in the fourth quarter of 2007, and our associates stepping up and responding to the challenge of our Delta Project to make Legacy a stronger performer and increase shareholder value. We decided to write down our investment in the preferred stock of the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) as other than temporarily impaired. This resulted in a charge of $246,000 recognizing the unrealized loss, and reducing the carrying value of those two securities from $695,000 to $449,000.”
“The increase in the net interest margin from the fourth quarter of 2007 is fundamental to improved financial performance. It indicates that we have been able to take advantage of the steeper yield curve. While we have tried to be market leaders in recognizing these changes, it is difficult because retail deposit pricing in our markets, and most markets, has been slow to respond to interest rate changes.
“Daily we all read about how difficult the national economy is becoming. While we are not seeing asset quality deterioration, we remain very alert to that possibility. Taking a conservative approach, we have placed a $5.5 million commercial construction loan on non-accrual status and we monitor that project very closely. Current appraisal values are comfortably in excess of the loan balance. Earlier this month we received payment in full at the successful conclusion of a $938,000 non-performing commercial real estate loan. Given our very low level of non-

performing assets, the net increase in the non-performing loan ratio since December is significant, increasing from .23% to 1.16% , but it is not symptomatic. Overall delinquency remains low. As we have stated over the past several quarters, Legacy has no subprime, CDO, or SIV exposure anywhere on our balance sheet. We currently own one very small foreclosed property, and we do not have any foreclosures in process. While we do not see economic deterioration locally, with our strong asset quality coupled with our strong capital ratios, we believe we are well positioned relative to the national economic picture.
“We have received regulatory approval for our two de novo offices in Albany, New York’s Capital District and construction is underway on one and should begin shortly on the other. These offices will be convenient for our existing client base in the Capital District and also complement the five New York offices we acquired in December.”
The Company’s balance sheet decreased by $12.2 million, or 1.3%, from $924.5 million at December 31, 2007 to $912.3 million at March 31, 2008. Within the overall asset decline, the gross loan portfolio, excluding loans held for sale, increased by $1.9 million, or 0.3% in the first three months of 2008. While the overall loan balance remained relatively flat, commercial real estate and other commercial loans did increase by $7.4 million, or 3.1% to $247.3 million. This increase was offset by a decrease in residential mortgages of $6.1 million, or 1.7%. During the quarter, much of the residential mortgage activity was in the 30 year fixed rate category, a product which the Bank currently sells. The investment portfolio has increased by $9.3 million or 6.1%, while cash and cash equivalents decreased $23.9 million, or 38.4% at March 31, 2008 as compared to the prior year end. Excess short term cash at year end was reinvested in securities during the quarter as well as used to pay down maturing borrowings, as described below.
Deposits also remained flat, increasing by approximately $1.0 million, or 0.2%, to $611.4 million. The increase in relationship savings accounts of $11.4 million, or 10.1% was offset by decreases in demand, savings and certificates of deposit. Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $9.4 million or 5.6% at March 31, 2008 as compared to the end of 2007. As mentioned, the Bank used excess short term funds to pay down high rate borrowings as they matured during the quarter.
Stock repurchases resulted in an overall decrease in stockholders’ equity of $1.9 million, or 1.4% as of the end of the first quarter of 2008. Legacy purchased 138,700 shares of Company stock at an average price of $14.13 per share in the first quarter of 2008 as part of the Stock Repurchase Program announced in December 2007. Total equity was positively impacted by a contribution of $417,000 from net income and the amortization of unearned compensation. These increases to equity were offset somewhat by the declaration of a $0.05 per share dividend in the first quarter of 2008 as well as a decrease of $508,000 in the unrealized gain on available for sale investment securities.
Asset quality remains strong at the close of the first quarter despite an overall increase in nonperforming loans of $6.1 million since the end of 2007. This increase is primarily a result of the one lending relationship which the Bank placed on non-accrual status mentioned above. As previously discussed, approximately $938,000 of the total nonperforming loan relationships was successfully closed out during the first week of April with the Bank being paid in full, including the collection of all interest and fees. The additions to nonperforming loans during the quarter resulted in an increase in their ratio to total assets to 0.84% at March 31, 2008 from 0.17% at December 31, 2007. Legacy is, and always has been, very diligent in evaluating its loan portfolio, especially given the current volatility in the credit markets.
The provision for loan losses decreased by $20,000, or 8.2% in the first quarter of 2008 as compared to the same period in 2007. This decrease was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as higher net charge-offs in 2008. The allowance for loan losses to total loans stood at 0.86% at March 31, 2008, as compared to 0.85% at December 31, 2007 and 0.81% at March 31, 2007.
The Company’s net interest income increased by $284,000, or 4.7% in the first quarter of 2008 as compared to the same period in 2007. The net interest margin (“NIM”) was 3.00% for the three months ended March 31, 2008, an increase of 11 basis points from the fourth quarter of 2007, but a decrease of 17 basis points from the first quarter of 2007 as the amount of average interest-bearing liabilities has increased faster than average interest-earning assets.
Non-interest income for the quarter totaled $1.2 million, a decrease of $46,000, or 3.8% compared to the first quarter of 2007. The Bank wrote down the value of preferred stock issued by FNMA and FHLMC, resulting in an impairment charge of $246,000. This decrease to non-interest income was partially offset by an increase of $112,000, or 533.3% in income from bank-owned life insurance (BOLI) as a result of the Bank’s investment in $9.8 million of BOLI during the second quarter of 2007. The Bank also experienced modest increases in income from trust and investment portfolio management and insurance and annuity products.
Operating expenses increased by $484,000, or 7.8% for the first quarter of 2008 as compared to the same period of 2007. The December 2007 acquisition of five full service branch offices in New York from First Niagara Bank contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative (G&A) expenses. Salary and benefit increases related to these offices were offset by decreases achieved from the reduction in workforce which occurred at the end of 2007. Salary & benefit expenses also benefited from a $220,000 decrease in amortization expense related to the 2006 Equity Incentive Plan due to the accelerated nature of the amortization. Additionally, other G&A expenses increased as a result of the amortization of the $3.2 million core deposit intangible acquired as part of the First Niagara transaction. The Company’s core efficiency ratio for the quarter (Reported efficiency ratio net of effect of non-core adjustments) increased slightly to 87.1% from 86.2% in the year earlier period.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Friday April 25, 2008. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning April 25, 2008 at 6:00 p.m. (Eastern Time) through May 2, 2008 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #281051 (both numbers are needed to access the replay).

FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Cash and due from banks	$14,120	$13,931
Short-term investments	24,185	48,294

Cash and cash equivalents	38,305	62,225

Securities and other investments	161,374	152,054
Loans held for sale	—	395
Loans, net of allowance for loan losses of $5,656 in 2008 and $5,568 in 2007	655,547	653,629
Premises and equipment, net	18,862	18,866
Accrued interest receivable	3,318	3,404
Goodwill, net	9,687	9,687
Net deferred tax asset	5,938	5,580
Bank-owned life insurance	14,922	14,788
Other assets	4,371	3,913

	$912,324	$924,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$611,403	$610,447
Securities sold under agreements to repurchase	3,517	4,055
Federal Home Loan Bank advances	157,989	167,382
Mortgagors’ escrow accounts	1,037	1,034
Accrued expenses and other liabilities	7,160	8,531

Total liabilities	781,106	791,449

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at March 31, 2008 and December 31, 2006; 9,105,260 outstanding at March 31, 2008, and 9,240,960 outstanding at December 31, 2007)	103	103
Additional paid-in-capital	101,951	101,720
Unearned Compensation — ESOP	(8,604)	(8,787)
Unearned Compensation — Equity Incentive Plan	(3,393)	(3,525)
Retained earnings	58,708	58,709
Accumulated other comprehensive (loss) income	(238)	270
Treasury stock, at cost (1,203,340 shares at March 31, 2008 and 1,067,640 shares at December 31, 2007)	(17,309)	(15,398)

Total stockholders’ equity	131,218	133,092

	$912,324	$924,541

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three months ended March 31,
	2008	2007
	(Unaudited)
Interest and dividend income:
Loans	$10,524	$9,537
Securities:
Taxable	1,945	2,039
Tax-Exempt	116	66
Short-term investments	165	156

Total interest and dividend income	12,750	11,798

Interest expense:
Deposits	4,515	4,098
Federal Home Loan Bank advances	1,868	1,611
Other borrowed funds	27	33

Total interest expense	6,410	5,742

Net interest income	6,340	6,056

Provision for loan losses	225	245

Net interest income after provision for loan losses	6,115	5,811

Non-interest income:
Customer service fees	746	716
Portfolio management fees	279	268
Income from bank owned life insurance	133	21
Insurance, annuities and mutual fund fees	65	47
Gain on sales of securities, net	87	88
Loss on impairment of securities	(246)	—
Gain on sales of loans, net	65	48
Miscellaneous	23	10

Total non-interest income	1,152	1,198

Non-interest expenses:
Salaries and employee benefits	3,575	3,745
Occupancy and equipment	912	701
Data processing	636	514
Professional fees	167	284
Advertising	255	176
Other general and administrative	1,119	760

Total non-interest expenses	6,664	6,180

Income before income taxes	603	829

Provision for income taxes	186	327

Net income	$417	$502

Earnings per share
Basic	$0.05	$0.05
Diluted	$0.05	$0.05

Weighted average shares outstanding
Basic	8,280,741	9,564,801
Diluted	8,308,031	9,565,833

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended March 31,
	2008	2007
Financial Highlights:
Net interest income	$6,340	$6,056
Net income	417	502
Per share data:
Earnings — basic	0.05	0.05
Earnings — diluted	0.05	0.05
Dividends declared	0.05	0.04
Book value per share — end of period	14.41	14.10
Tangible book value per share — end of period	13.01	13.80

Ratios and Other Information:
Return on average assets	0.18%	0.25%
Return on average equity	1.25%	1.36%
Net interest rate spread (1)	2.43%	2.35%
Net interest margin (2)	3.00%	3.17%
Efficiency ratio (3)	87.1%	86.2%
Average interest-earning assets to average interest-bearing liabilities	118.68%	127.16%

At period end:
Stockholders’ equity	$131,218	$144,418
Total assets	912,324	822,582
Equity to total assets	14.4%	17.6%
Non-performing assets to total assets	0.84%	0.19%
Non-performing loans to total loans	1.16%	0.26%
Allowance for loan losses to non-performing loans	73.79%	317.70%
Allowance for loan losses to total loans	0.86%	0.81%
Number of full service offices	16	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$655,712	$10,524	6.42%	$584,730	$9,537	6.52%
Investment securities	169,087	2,061	4.88%	167,049	2,105	5.04%
Short-term investments	20,998	165	3.14%	12,890	156	4.84%

Total interest-earning assets	845,797	12,750	6.03%	764,669	11,798	6.17%
Non-interest-earning assets	66,331			40,697

Total assets	$912,128			$805,366

Interest-bearing liabilities:
Savings deposits	$51,671	53	0.41%	$50,545	54	0.43%
Relationship Savings	116,765	811	2.78%	95,840	979	4.09%
Money market	61,535	497	3.23%	48,294	390	3.23%
NOW accounts	40,031	59	0.59%	35,581	55	0.62%
Certificates of deposits	274,266	3,095	4.51%	228,583	2,620	4.58%

Total interest-bearing deposits	544,268	4,515	3.32%	458,843	4,098	3.57%
Borrowed Funds	168,375	1,895	4.50%	142,512	1,644	4.61%

Total interest-bearing liabilities	712,643	6,410	3.60%	601,355	5,742	3.82%
Non-interest-bearing liabilities	65,803			56,259

Total liabilities	778,446			657,614
Equity	133,682			147,752

Total liabilities and equity	$912,128			$805,366

Net interest income		$6,340			$6,056

Net interest rate spread (3)			2.43%			2.35%
Net interest-earning assets (4)	$133,154			$163,314

Net interest margin (5)			3.00%			3.17%
Average interest-earning assets to interest-bearing liabilities			118.68%			127.16%

(1)	Yields and rates for the three months ended March 31, 2008 and 2007 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2008 and 2007.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended March 31,
	2008	2007
Net Income (GAAP)	$417	$502
Less: Loss (gain) on sale or impairment of securities, net	159	(88)
Adjustment: Income taxes	(49)	35

Net Income (Core)	$527	$449

Efficiency Ratio (As Reported)	87.1%	86.2%
Effect of loss (gain) on sale or impairment of securities, net	—	—

Efficiency Ratio (Core)	87.1%	86.2%